UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2008

THE STEAK N SHAKE COMPANY (Exact name of registrant as specified in its charter)

INDIANA	0-8445	37-0684070
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

36 S. Pennsylvania Street, Suite 500 Indianapolis, Indiana	46204
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (317) 633-4100

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

    Following the annual meeting of shareholders of The Steak n Shake Company (the "Company"), the Company announced several changes in its management structure.

    On March 12, 2008, the Company's Board of Directors elected Wayne Kelley Interim Chief Executive Officer and Chairman of the Board.  Mr. Kelley will receive an annual base salary of $200,000 and is ineligible for bonus and equity compensation.  He will also receive reimbursement for up to $15,000 of living expenses covering a period of six months.

    The Board of Directors also appointed Jeffrey Blade, Executive Vice President, Chief Financial and Administrative Officer, to the additional position of Interim President.  Mr. Blade's annual salary was increased to $350,000.  In addition to the severance compensation he is entitled to receive under the terms of a pre-existing agreement, he will also receive a lump sum payment of $150,000 on the earliest of the following occurrences:

●	On the date the Board appoints him to be permanent President and CEO;
●	60 days after the Board appoints another person to be permanent President and CEO, if he is employed at that time; or
●	On the date he is terminated for any reason except Cause or Good Reason (as defined in a pre-existing agreement).

    Alan Gilman, former Chairman of the Board, Interim President and Chief Executive Officer, was not reelected to the Board of Directors, and his employment with the Company was terminated effective March 12, 2008.  Mr. Gilman will receive a severance payment equal to nine months of pay at an annual base salary of $500,000 in accordance with a pre-existing agreement.

    There have been no transactions and there are no currently proposed transactions in which the Company was or is to be a participant and in which Mr. Kelley had or will have a direct or indirect material interest that requires disclosure pursuant to Item 404(a) of Regulation S-K.  There is no plan, contract or arrangement to which Mr. Kelley is a party or in which he participates that was or will be entered into, or any material amendment to such a plan, contract or arrangement, in connection with Mr. Kelley's appointment as Interim Chairman and Chief Executive Officer.

    A copy of the Company's press release announcing the above referenced management changes is attached hereto as Exhibit 99.1, and the information contained therein is incorporated herein by reference as part of this item.

Item 7.01.  Regulation FD Disclosure.

    As previously disclosed, in July 2007, the Board of Directors appointed the Special Committee of independent directors to evaluate opportunities by which the Company could maximize shareholder value.  In October 2007, the Special Committee instituted a process to determine if shareholder value could be enhanced through a sale of the Company.  Twenty parties executed confidentiality agreements with the Company and a number of these parties conducted various levels of due diligence investigations of the Company.  However, none of the offers received in the process reflected what the committee or Board believed was the full underlying value of the Company.

    Effective March 12, 2008, the Company's Board of Directors disbanded the Special Committee.  The Company continues to focus on its turnaround plan and hiring a permanent Chief Executive Officer.  The Company will, however, continue to evaluate opportunities to enhance shareholder value, including a potential sale of the Company.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated March 13, 2008, issued by the Company

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE STEAK N SHAKE COMPANY

By: /s/ Jeffrey A. Blade
Jeffrey A. Blade,
Interim President, Chief Financial & Administrative Officer

Dated: March 17, 2008